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                                                                     EXHIBIT 4.1



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NEOTHERAPEUTICS, INC.


        NeoTherapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

               1. Article 4 of the Corporation's Certificate of Incorporation is hereby amended by adding the following three paragraphs at the end of said
Article 4:

               "Effective as of 11:59 p.m. Eastern Time on the date of the filing of the Certificate of Amendment that adds this paragraph to this
        Article 4 (the time of such filing, the "Effective Time"), all issued and outstanding shares of Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each twenty-five (25) shares of Existing Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided, that there shall be no fractional shares of New Common Stock. In the case of any holder of any number of shares of Existing Common Stock which, when divided by twenty-five (25), does not result in a whole number, the holder shall receive cash in lieu of any fractional share of New Common Stock at a price per share equal to the product of (a) the number of shares of Existing Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole share of New Common Stock, multiplied by (b) the closing price of the Existing Common stock as reported on the Nasdaq National Market on the date of the filing of the Certificate of Amendment.

               The Corporation shall, through its transfer agent, provide certificates representing shares of New Common Stock to holders of Existing Common Stock in exchange for certificates representing shares of Existing Common stock. From and after the Effective Time, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive shares of New Common Stock.

               From and after the Effective Time, the term "New Common Stock" as used in this Article 4 shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the Common Stock shall remain $0.001 per share."

               2. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment of Certificate of Incorporation on September 5, 2002.


                                        NEOTHERAPEUTICS, INC.
                                        a Delaware corporation


                                        By: \s\ Rajesh C. Shrotriya, M.D.
                                            ------------------------------------
                                            Rajesh C. Shrotriya, M.D.
                                            Chairman of the Board, Chief
                                            Executive Officer and President



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